Exhibit 99

ViacomCBS to Hold its Annual Meeting of Stockholders Solely by Remote Communication

NEW YORK — (BUSINESS WIRE) — May 8, 2020 – ViacomCBS Inc. (NASDAQ: VIAC; VIACA) today announced that, as part of its precautions regarding COVID-19 and for the health and safety of its stockholders, directors and employees, it has decided to hold its 2020 Annual Meeting of Stockholders by live webcast. The Annual Meeting will continue to be held on Monday, May 18, 2020 at 9:00 a.m., Eastern Daylight Time, as previously announced, but will now be held in a virtual meeting format, rather than in person. The Annual Meeting may be attended by company stockholders and others by visiting the following website at the designated time: www.virtualshareholdermeeting.com/VIAC2020. Access to the website will begin at 8:45 a.m., Eastern Daylight Time, on May 18th. We encourage stockholders and other attendees to access the Annual Meeting website prior to the meeting start time.

To be admitted to the Annual Meeting webcast at the website provided above, holders of ViacomCBS Class A Common Stock should enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card that they previously received as part of their proxy materials. Any others, including holders of ViacomCBS Class B Common Stock, may attend the meeting as a guest by following the instructions provided on the Annual Meeting website.

Holders of Class A Common Stock may vote during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting. Class A stockholders may vote in advance of the meeting by telephone, through the Internet or by returning the proxy card or voting instruction card previously received with their proxy materials. Stockholders who have already voted do not need to vote again unless they wish to change their vote.

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 11, 2020 until 5:00 p.m., Eastern Daylight Time, on May 14, 2020, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Only holders of Class A Common Stock may submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any Class A stockholder during the meeting by following the instructions on the Annual Meeting website once they enter the meeting.

About ViacomCBS

ViacomCBS (NASDAQ: VIAC; VIACA) is a leading global media and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Showtime Networks, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, CBS All Access, Pluto TV and Simon & Schuster, among others. The company delivers the largest share of the U.S. television audience and boasts one of the industry’s most important and extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, ViacomCBS provides powerful capabilities in production, distribution and advertising solutions for partners on five continents.

For more information about ViacomCBS, please visit www.viacbs.com and follow @ViacomCBS on social platforms.

VIAC-IR

Press:

Justin Blaber

Senior Director, Corporate Communications

212-846-3139

justin.blaber@viacom.com

Pranita Sookai

Director, Corporate Communications

212-846-7553

pranita.sookai@viacom.com

Investors:

Anthony DiClemente

Executive Vice President, Investor Relations

(212) 846-5208

anthony.diclemente@viacbs.com

Jaime Morris

Vice President, Investor Relations

212-846-5237

jaime.morris@viacbs.com